Exhibit 10.11

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.,

HA MERGER SUB I LLC,

HA MERGER SUB III LLC,

MISSIONPOINT HA PARALLEL FUND, LLC,

MISSIONPOINT ES PARALLEL FUND I, L.P.,

MISSIONPOINT HA PARALLEL FUND I CORP.

AND

MISSIONPOINT HA PARALLEL FUND, L.P.

AGREEMENT AND PLAN OF MERGER

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 15, 2013, by and among HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., a Maryland corporation (the “Parent”), HA MERGER SUB I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent (the “Merger Sub I”), HA MERGER SUB III LLC, a Maryland limited liability company and a wholly owned subsidiary of the Parent (the “Upstream Merger Sub” and, together with the Merger Sub I, the “Merger Subs”), MISSIONPOINT HA PARALLEL FUND, LLC, a Delaware limited liability company (the “Owner”), MISSIONPOINT ES PARALLEL FUND I, L.P., a Delaware limited liability partnership (the “ES Partnership”), MISSIONPOINT HA PARALLEL FUND I CORP., a Delaware corporation (the “Merging Entity”), and MISSIONPOINT HA PARALLEL FUND, L.P., a Delaware limited liability partnership (the “Splitter Partnership”).

W I T N E S S E T H:

WHEREAS, prior to the Closing Date (as defined herein) the Merging Entity owned a certain number of Series A Participating Preferred Units and/or Class A Common Units (collectively, the “LLC Equity Interests”) of Hannon Armstrong Capital LLC, a Maryland limited liability company (“Hannon LLC”) indirectly through its limited partner interest in the Splitter Partnership;

WHEREAS, the Owner indirectly holds outstanding equity interests of ES Partnership, which directly holds equity interests in HA ES Development LLC (“Energysource”), as a result of the distribution of such interests out of Hannon LLC in December 2012 (such distribution, the “Energysource Distribution”);

WHEREAS, prior to the Closing Date, the Splitter Partnership shall distribute the LLC Equity Interests to the Merging Entity;

WHEREAS, the parties to this Agreement intend that Merger Sub I be merged with and into the Merging Entity, with the Merging Entity surviving that merger, as a wholly owned subsidiary of the Parent, on the terms and subject to the conditions set forth herein (the “First Merger”), immediately followed by a merger of the Merging Entity into Upstream Merger Sub, with Upstream Merger Sub surviving that merger, as a wholly owned subsidiary of the Parent, on the terms and subject to the conditions set forth herein (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in the First Merger, upon the terms and subject to the conditions of this Agreement, all of the outstanding shares of stock of the Merging Entity (the “Merging Entity Equity Interests”) will be cancelled and converted into the right to receive, without interest, [•] shares of the Parent’s common stock, $0.01 par value per share (the “Common Stock”), adjusted proportionally for any stock dividends, stock splits, reverse stock splits or similar transactions entered into or made by the Parent between the date of this Agreement and the Closing Date (as defined herein) (the “Merger Consideration”), with the understanding that no fractional shares will be issued and no cash will be paid in lieu of fractional shares;

WHEREAS, the board of directors of the Merging Entity has (a) determined that it is in the best interests of the Merging Entity, and declared it advisable, to enter into this Agreement; (b) directed that this Agreement and the Mergers be submitted to the stockholders of the Merging Entity for consideration; and (c) approved the Mergers and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the stockholder of the Merging Entity has approved this Agreement and the Mergers;

WHEREAS, following the closing of the Mergers, the Parent intends to contribute its ownership interest in Upstream Merger Sub to Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited liability partnership (the “Operating Partnership”), in exchange for a certain number of operating partnership units in the Operating Partnership and Fund III (as defined herein) will contribute its interest in Hannon LLC to the Operating Partnership pursuant to the Contribution Agreement (as defined herein);

WHEREAS, following the closing of the Mergers, Upstream Merger Sub intends to adopt and approve an amended and restated limited liability company agreement of Hannon LLC substantially in the form set forth on Exhibit B of this Agreement to replace the Existing LLC Agreement (as defined herein).

WHEREAS, the board of directors of the Parent has, on the terms and subject to the conditions set forth in this Agreement, approved the Mergers, this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Parent, in its capacity as the sole member of Merger Sub I, has, on the terms and subject to the conditions set forth in this Agreement, approved the First Merger, this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Parent, in its capacity as the sole member of Upstream Merger Sub, has, on the terms and subject to the conditions set forth in this Agreement, approved the Second Merger, this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, each of the parties hereto has been advised by the other parties and acknowledges that such other parties would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that such parties are entering into this Agreement in reliance on such representations, warranties and other covenants; and

NOW, THEREFORE, in consideration for the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The following terms as used in this Agreement shall have the meanings attributed to them as set forth below unless the context clearly requires another meaning. Other capitalized terms used herein shall, unless the context otherwise requires, have the meanings assigned to such terms herein.

“Accredited Investor” means, for purposes of this Agreement, a Person who qualifies as an “accredited investor” under Rule 501(a) of Regulation D of the Securities Act and who affirmatively certifies as such on Exhibit A to this Agreement as to the basis for such certification.

“Affiliate” means, with respect to any Person, any other Person that (a) directly, or indirectly through one or more intermediaries, owns, Controls, is Controlled by or is under common Control with a specified Person or (b) is a family member of a specified Person; provided, however, that neither the Parent nor either of the Merger Subs shall be deemed to be an Affiliate of the Merging Entity or any of its subsidiaries or other Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Authority” means a governmental body or agency having jurisdiction over such Person.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized or required by law to close.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” has the meaning set forth in the recitals.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and between the Operating Partnership, the Parent and Fund III.

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Energysource” has the meaning set forth in the recitals.

“Energysource Distribution” has the meaning set forth in the recitals.

“ES Partnership” has the meaning set forth in the recitals.

“Existing Agreements” has the meaning set forth in Section 4.01(e).

“Existing LLC Agreement” means Hannon LLC’s Third Amended and Restated Operating Agreement, dated as of April 26, 2010, as amended.

“Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 31, 2007, as amended, by and among Hannon LLC and the other parties thereto.

“First Merger” has the meaning set forth in the recitals.

“Fund II” means MissionPoint HA Parallel Fund II, LLC.

“Fund III” means MissionPoint HA Parallel Fund III, LLC.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hannon LLC” has the meaning set forth in the recitals.

“Indemnified Parties” means the Parent, the Merger Subs and each of their subsidiaries, equity holders, affiliates, directors, officers, employees, successors and assigns.

“Indemnifying Party” means the Owner.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of May 31, 2007, by and among Hannon LLC, the Splitter Partnership, Jeffrey W. Eckel and the other investors party thereto, as amended.

“Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.

“LLC Equity Interests” has the meaning set forth in the recitals.

“Loss” or “Losses” means any and all direct claims, losses, damages, costs, liabilities, fines, penalties, deficiencies, diminution of value, causes of action and expenses, including, without limitation, attorney’s fees and disbursements, and exclusive of all contingent or consequential items.

“Maryland LLC Act” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Merger Sub Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of Merger Sub I and its subsidiaries taken together.

“Mergers” has the meaning set forth in the recitals.

“Merging Entity” has the meaning set forth in the preamble.

“Merging Entity Equity Interests” has the meaning set forth in the recitals.

“Merging Entity Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Merging Entity and its subsidiaries taken together.

“Operating Partnership” has the meaning set forth in the recitals.

“Organizational Documents” means (i) the charter, articles of organization, certificate of formation or certificate of limited partnership for such Person, (ii) the bylaws, operating agreement, limited liability company agreement, or limited partnership agreement for such Person and (iii) any certificate of qualification or foreign entity registration for such Person (together with all supplements, amendments, modifications, consents and waivers related to any of the foregoing).

“Owner” has the meaning set forth in the preamble.

“Parallel Fund II Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and between the Parent, HA Merger Sub II LLC, Upstream Merger Sub, Fund II, MissionPoint ES Parallel Fund II, L.P., MissionPoint HA Parallel Fund II Corp. and MissionPoint HA Parallel Fund, L.P.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Parent and its subsidiaries taken together.

“Person” means an individual, partnership, corporation (including a business trust, statutory trust or real estate investment trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Registration Rights Agreement” means that certain Registration Rights Agreement, effective as of the Closing Date, by and among the Parent and the persons listed on Schedule I thereto.

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as in effect from time to time, and applicable rules and regulations thereunder. Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.

“Splitter Partnership” has the meaning set forth in the preamble.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Surviving Merging Entity Shares” has the meaning set forth in Section 2.03(b)(i).

“Tax” means any and all U.S. federal, state, county, local, non-U.S. or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the collection, operation or administration of Taxes.

“Tax Group” means any affiliated, consolidated, combined or other group of which the Merging Entity is or has been a member prior to the Closing Date for purposes of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Upstream Merger Sub” has the meaning set forth in the preamble.

“Voting Interests” means, with respect to any Person, ownership interests, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

“Waiver Letter” means that certain ownership waiver letter, effective as of the Closing Date, executed by the Parent for the benefit of the Owner.

Section 1.02. Rules of Application. The definitions in Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires.

ARTICLE II

THE MERGERS

Section 2.01. Effect of the Mergers.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act, on the Closing Date, (i) Merger Sub I shall merge with and into the Merging Entity and (ii) the separate existence of Merger Sub I shall cease and the Merging Entity shall continue its existence as the surviving entity in the First Merger and as a wholly owned subsidiary of the Parent under the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Closing Date, subject to Section 2.01(b), all property, rights, privileges, immunities, powers, franchises, licenses and authority of Merger Sub I shall vest in the Merging Entity, and all debts, liabilities, obligations, restrictions and duties of Merger Sub I shall become the debts, liabilities, obligations, restrictions and duties of the Merging Entity.

(b) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law and the Maryland Limited Liability Company Act (the “Maryland LLC Act”), on the Closing Date and immediately after the steps set forth in Section 2.01(a), (i) the Merging Entity shall merge with and into Upstream Merger Sub and (ii) the separate existence of the Merging Entity shall cease and Upstream Merger Sub shall continue its existence under the Maryland LLC Act as the surviving entity in the Second Merger and as a wholly owned subsidiary of the Parent under the Maryland LLC Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Closing Date, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Merging Entity shall vest in Upstream Merger Sub, and all debts, liabilities, obligations, restrictions and duties of the Merging Entity shall become the debts, liabilities, obligations, restrictions and duties of Upstream Merger Sub.

Section 2.02. Closing Date. Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by the parties hereto, the closing of the transactions contemplated by this Agreement (the “Closing”) shall become effective at such time as (i) the certificate of merger relating to the First Merger is duly filed with the Secretary of State of the State of Delaware, (ii) the certificate of merger relating to the Second Merger is duly filed with the Secretary of State of the State of Delaware and (iii) the articles of merger relating to the Second Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or, in each case, such later date and time, not more than 30 days thereafter, as the parties hereto may otherwise agree (the “Closing Date”).

Section 2.03. Effects of the Mergers on Merging Entity Equity Interests and Merger Sub Membership Interests.

(a) On the terms and subject to the conditions set forth in this Agreement, the Owner is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the First Merger, the Merger Consideration.

(b) On the Closing Date:

(i) by virtue of the First Merger and without any action on the part of the Parent, Merger Sub I or the Merging Entity, (x) each outstanding Merging Entity Equity Interest shall be cancelled and retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.04, which the Parent shall issue and deliver to the Owner immediately upon Closing and each holder (other than the Parent) of a Merging Entity Equity Interest shall no longer have any rights with respect thereto, except the Owner’s right to receive the Merger Consideration in accordance with this Agreement and (y) the membership interests in Merger Sub I held by the Parent prior to the First Merger shall be converted into and become, in the aggregate, 100 fully paid and nonassessable shares of common stock of the Merging Entity, representing 100% of the issued and outstanding shares of the surviving corporation (the “Surviving Merging Entity Shares”); and

(ii) upon the consummation of the First Merger, by virtue of the Second Merger and without any action on the part of the Parent, the Merging Entity or Upstream Merger Sub, (x) each outstanding Surviving Merging Entity Share shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (y) the membership interests in the Upstream Merger Sub shall remain outstanding without any change or effect and the Parent shall remain as the sole member of Upstream Merger Sub.

Section 2.04. Merger Consideration. On the Closing Date, the Parent shall issue and deliver the Merger Consideration to the Owner in electronic book-entry form through the Parent’s transfer agent in accordance with the terms and conditions of this Agreement.

Section 2.05. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Closing, as follows:

(a) by mutual consent of all the parties;

(b) by the Parent, the Merger Subs, the Owner or the Merging Entity if the Closing has not occurred by December 31, 2013;

(c) by the Parent or the Merger Subs if any of the conditions set forth in Section 3.01 have not been satisfied or waived by the Parent and the Merger Subs; or

(d) by the Parent or the Merger Subs pursuant to Article V.

If any party elects to terminate this Agreement pursuant to this Section, then such party shall provide written notice to the other parties of such election and the reason for terminating this Agreement and the termination of this Agreement shall be effective upon the non-issuing parties’ receipt of the termination notice.

Section 2.06. Tax Treatment. The parties intend and agree that, taken together, the Mergers, for U.S. federal income tax purposes, shall, consistent with IRS Revenue Ruling 2001-46, constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code and shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

Section 2.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Parent shall be entitled to deduct and withhold from the Merger Consideration or any other payment made by it under this Agreement such amounts that it reasonably determines, after consultation with the Owner, that it is required to deduct and withhold under applicable law, and any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.08. Officers and Directors. Unless otherwise determined by the Parent, the managers, directors and officers, if any, of Upstream Merger Sub in office or position immediately prior to the Closing shall remain in such office or position following the Closing, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

ARTICLE III

CONDITIONS AND COVENANTS

Section 3.01. Conditions to the Obligations of the Parent and the Merger Subs. The obligation of the Parent and the Merger Subs to consummate the Mergers shall be subject to the satisfaction or waiver by the Parent and the Merger Subs of each of the conditions set forth below and the performance by the Owner and the Merging Entity of their obligations set forth below and elsewhere in this Agreement:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Owner contained in Section 4.01 shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Owner Compliance. The Owner shall have fully complied with all of its obligations hereunder required to be performed on or prior to the Closing Date;

(c) Merging Entity Compliance. The Merging Entity shall have fully complied with all of its obligations hereunder required to be performed on or prior to the Closing Date;

(d) Splitter Partnership Compliance. The Splitter Partnership shall have fully complied with all of its obligations hereunder required to be performed on or prior to the Closing Date;

(e) Initial Public Offering. Other than consummation of the transactions contemplated hereby, all conditions precedent to the closing of the initial public offering of the Common Stock shall have been satisfied or irrevocably and unconditionally waived; and

(f) Certification of Non-Foreign Status. Prior to the Closing, the Owner shall have provided to the Parent a certification in the form contained in Section 1.1445-2(b)(2)(iv) of the Treasury Regulations to the effect that the Owner is not a “foreign person.”

If any of the foregoing conditions have not been satisfied (or waived by the Parent and the Merger Subs) as of the Closing Date, the Parent and the Merger Subs shall have the right, in accordance with Section 2.05, to terminate this Agreement in full and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

Section 3.02. Conditions to the Obligations of the Merging Entity and the Owner. The obligation of the Merging Entity and the Owner to consummate the First Merger shall be subject to the satisfaction or waiver by the Owner of each of the conditions set forth below and the performance by the Parent and the Merger Sub I of their obligations set forth below and elsewhere in this Agreement:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Parent and Merger Sub I contained in Sections 4.02 and 4.03, respectively, shall be true and correct as of the date of this Agreement and the Closing Date;

(b) Registration Rights Agreement. The Parent shall have entered into the Registration Rights Agreement;

(c) Initial Public Offering. Other than consummation of the transactions contemplated hereby, all conditions precedent to the closing of the initial public offering of the Common Stock shall have been satisfied or irrevocably and unconditionally waived other than those in the control of the Owner or the Merging Entity;

(d) Waiver Letter. The Parent shall have executed the Waiver Letter; and

(e) Tax Election. The Parent shall have made an election to treat Merger Sub I as an association taxable as a corporation for U.S. federal income tax purposes.

Section 3.03. Covenants of the Owner.

(a) Facilitate the Merger. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Section 2.05, the Owner shall not take or fail to take, or agree or commit to take or fail to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the First Merger, the initial public offering of the Common Stock or the other transactions contemplated by this Agreement.

(b) Hannon LLC Agreement. The Owner shall not take or fail to take, or agree or commit to take or fail to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the approval and adoption by Upstream Merger Sub of an amended and restated limited liability company agreement of Hannon LLC substantially in the form set forth on Exhibit B of this Agreement to replace the Existing LLC Agreement.

(c) Investor Rights Agreement. The Owner shall not take or fail to take, or agree or commit to take or fail to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the termination of the Investor Rights Agreement.

(d) Initial Public Offering. The Owner hereby irrevocably and unconditionally waives any consent, condition or other similar right to approve or delay the closing of the initial public offering of the Common Stock.

(e) Tax Matters. Without the prior written consent of the Parent, neither the Owner nor the Merging Entity shall, with respect to the Merging Entity, make or change (or permit to be made or changed) any Tax election, change (or permit to be changed) any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would be reasonably likely to have the effect of materially increasing the Tax liability of the Merging Entity, any Merger Sub, the Parent, or any Affiliate of the Parent. Prior to the Closing, the Merging Entity shall not make any payment of, or in respect of, any Tax to any person or any Tax Authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice.

(f) Tax Cooperation. Upon the request of the Parent, the Owner shall cause the Merging Entity and its officers and authorized signatories to cooperate in the making of an election on IRS Form 8875 to treat each of the Merging Entity and Merger Sub I as a taxable REIT subsidiary of the Parent, pursuant to Section 856(l) of the Code, effective as of the effective time of the First Merger.

Section 3.04. Covenants of the Merging Entity.

(a) Facilitate the Merger. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Section 2.05, the Merging Entity shall not take or fail to take, or agree or commit to take or fail to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Mergers, the initial public offering of the Common Stock or the other transactions contemplated by this Agreement.

(b) Hannon LLC Agreement. Effective upon the Closing, the Merging Entity hereby irrevocably and unconditionally (i) consents to the termination of the Existing LLC Agreement, (ii) waives all rights under the Existing LLC Agreement other than its right to have the Merger Consideration issued and delivered to the Owner and (iii) consents to the approval and adoption by Upstream Merger Sub of an amended and restated limited liability company agreement of Hannon LLC substantially in the form set forth on Exhibit B of this Agreement to replace the Existing LLC Agreement.

(c) Investor Rights Agreement. Upon the Closing, the Merging Entity hereby irrevocably and unconditionally consents to the termination of the Investor Rights Agreement and waives all its rights under the Investor Rights Agreement.

(d) Initial Public Offering. The Merging Entity hereby irrevocably and unconditionally waives any consent, condition or other similar right to approve or delay the closing of the initial public offering of the Common Stock.

(e) Ownership. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Section 2.05, the Merging Entity shall not transfer (or permit to be transferred) its equity interests, and shall not issue additional equity interests. The Merging Entity will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any of its equity interests.

(f) Liabilities. As a result of the transactions contemplated by this Agreement, the Merger Subs will not assume any liability of the Owner, and will not acquire equity interests in the Merging Entity subject to any liability.

(g) Other Transactions. Prior to the consummation of the First Merger, the Merging Entity will not (i) pay any dividends or make any other distributions with respect to its stock, except for the Energysource Distribution, (ii) sell, encumber, transfer or dispose of any of its assets, (iii) incur, create or assume any indebtedness, or (iv) take any action that would cause a diminution in the value of its equity interests.

Section 3.05. Covenants of the Splitter Partnership.

(a) Hannon LLC Agreement. Upon the transfer of its ownership interest in the LLC Equity Interests to the Merging Entity, the Splitter Partnership hereby irrevocably and unconditionally (i) consents to the termination of the Existing LLC Agreement, (ii) waives all rights under the Existing LLC Agreement other than its right to have the Merger Consideration issued and delivered to the Owner and (iii) consents to the approval and adoption by Upstream Merger Sub of an amended and restated limited liability company agreement of Hannon LLC substantially in the form set forth on Exhibit B of this Agreement to replace the Existing LLC Agreement.

(b) Investor Rights Agreement. Upon the transfer of its ownership interest in the LLC Equity Interests to the Merging Entity, the Splitter Partnership hereby irrevocably and unconditionally consents to the termination of the Investor Rights Agreement and waives all its rights under the Investor Rights Agreement and the Existing Registration Rights Agreement.

(c) Initial Public Offering. The Splitter Partnership hereby irrevocably and unconditionally waives any consent, condition or other similar right to approve or delay the closing of the initial public offering of the Common Stock.

(d) LLC Equity Interests. Between the date of this Agreement and the Closing Date, the Splitter Partnership shall transfer all of its ownership interest in the LLC Equity Interests to the Merging Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Owner. The Owner hereby represents and warrants to the Parent and the Merger Subs, as of the date of this Agreement and the Closing Date, as follows:

(a) Existence and Power. The Merging Entity has been duly formed and validly exists as a corporation under the laws of the State of Delaware. The Merging Entity has all power and authority to enter into this Agreement, and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement. The Owner owns all of the outstanding equity interests in the Merging Entity.

(b) Authorization; No Contravention. The execution and delivery of this Agreement by the Merging Entity and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligations of the Merging Entity, enforceable against the Merging Entity in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which the Merging Entity is a party or such Person is bound or to which any of such Person’s assets are subject, (ii) the Organizational Documents of the Merging Entity, or (iii) any law applicable to the Merging Entity. Other than the filing of the articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof and the requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers that have been obtained, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, shareholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for the Merging Entity to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c) No Injunction. The Merging Entity is not subject to any order, writ, judgment, decree, injunction or settlement that could reasonably prohibit the transactions contemplated hereby.

(d) No Consents. Except for the filing of articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Merging Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Merging Entity Material Adverse Effect.

(e) Ownership of the LLC Equity Interests. As of the Closing Date, the LLC Equity Interests held by the Merging Entity (i) have been, since the Merging Entity’s date of formation, and are the only assets owned by the Merging Entity other than its interests in the Splitter Partnership, Hannon LLC, MissionPoint HA ES Development Corp. and MissionPoint ES Parallel Fund, L.P. and (ii) except for the Existing LLC Agreement, the Investor Rights Agreement, the Existing Registration Rights Agreement and the Splitter Partnership Agreement of Limited Partnership (collectively, the “Existing Agreements”) and the obligations pursuant to the Energysource Distribution, are owned free and clear of all Liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever. Except in connection with the Energysource Distribution that was completed in December 2012, the Merging Entity has not conducted since it was formed, does not currently conduct, and will not commence conducting, any business operations other than with respect to the continuing direct ownership of its LLC Equity Interests and consummating the transactions contemplated hereby, including the First Merger.

(f) Liabilities. Except for the Existing Agreements and the Energysource Distribution, since its organization, the Merging Entity has not had any Liabilities and the Merging Entity does not currently have any Liabilities (including as transferee of distributions from the Splitter Partnership).

(g) Contracts. Except in connection with the Energysource Distribution, since its organization, the Merging Entity has not become a party to, entered into or became bound by, any contract or other arrangement or understanding except for the Existing Agreements.

(h) Tax Matters.

(i) The Merging Entity has been, since its date of formation, and is, treated for U.S. federal income tax purposes as a C corporation, and is a “United States person” (as defined in Section 7701(a)(30) of the Code).

(ii) All Tax Returns required to be filed with any Tax Authority by or on behalf of the Merging Entity (including, for the avoidance of doubt, any Tax Return required to be filed with respect to a Tax Group) have been timely filed in accordance with applicable law, and all such Tax Returns were correct and complete. All Taxes of the Merging Entity (whether or not shown as due and payable on such Tax Returns) have been timely paid to the appropriate Tax Authority.

(iii) The Splitter Partnership has been, from the date of its formation to the date of its termination, treated as a partnership for U.S. federal, state, and local income tax purposes, and does not have any tax liabilities.

(iv) The Splitter Partnership never, directly or indirectly, held any asset or interest in an entity other than its direct or indirect equity interests in Hannon LLC, Energysource or MissionPoint ES Parallel Fund, L.P. All Tax Returns of the Splitter Partnership have been filed in a manner consistent with IRS Form 1065 Schedules K-1 and other Tax information the Splitter Partnership has received from Hannon LLC and Energysource Holdings.

(v) No claim has been made in writing by a Tax Authority that the Merging Entity may be subject to taxation in a jurisdiction where Tax Returns are not filed by or on behalf of the Merging Entity.

(vi) No audit or other administrative proceeding is pending or has been threatened in writing, and no judicial proceeding is pending or has been threatened in writing, that involves any Tax or Tax Return filed or paid by or on behalf of the Merging Entity. No closing agreements or Tax rulings have been requested or received from any Tax Authority with respect to the Merging Entity.

(vii) The Merging Entity has not been a member of a Tax Group and is not obligated to pay the Taxes of another person by contract, as a transferee, as a successor or otherwise, including as a result of being a member of a Tax Group.

(viii) The Merging Entity has never, directly or indirectly, (a) realized or derived any item of income or gain or incurred any item of loss or expense other than through direct or indirect equity interests in Hannon LLC or Energysource or the Energysource Distribution, (b) held any asset or interest in an entity other than its direct or indirect equity interests in Hannon LLC, Energysource, the Splitter Partnership, MissionPoint ES Parallel Fund, L.P. or MissionPoint HA ES Development I Corp. or (c) incurred any indebtedness or other liability other than its share of the liabilities of Hannon LLC and Energysource. All Tax Returns of the Merging Entity have been filed in a manner consistent with IRS Form 1065 Schedules K-1 and other Tax information the Splitter Partnership has received from Hannon LLC and Energysource Holdings.

(ix) The Merging Entity has not undergone an ownership change for purposes of Section 382 of the Code, and no net operating loss of the Merging Entity is currently subject to a limitation under Section 382 of the Code or similar provisions of state or local law.

(x) The Merging Entity’s shares of common stock represent the only currently outstanding equity interests in the Merging Entity.

(i) Accredited Investor. The Owner qualifies as an Accredited Investor and has affirmatively certified as such and indicated on Exhibit A attached hereto the basis for such certification and understands the risks of, and other considerations relating to, the First Merger. The Owner, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained to represent or advise the Owner:

(i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Owner is capable of evaluating the merits and risks of an investment in the Parent and of making an informed investment decision;

(ii) is capable of protecting the Owner’s own interest or has engaged representatives or advisors to assist it in protecting such interests;

(iii) is capable of bearing the economic risk of such investment; and

(iv) in making the Owner’s decision to enter into this Agreement has conducted its own due diligence, has been represented by competent counsel and financial advisors and has not relied on oral or written advice from the Parent, the Merger Subs or their Affiliates, representatives, or agents or on representations or warranties of the Parent and the Merger Subs other than those set forth in this Agreement.

(j) Investment For Own Account. The Merger Consideration will be acquired for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein in violation of the securities laws.

(k) Access to Information. The Owner has been afforded:

(i) the opportunity to ask such questions as the Owner has deemed necessary of, and to receive answers from, representatives of the Parent concerning the terms and conditions of the issuance and/or delivery of the Merger Consideration; and

(ii) access to information about the Parent and its financial condition and results of operations sufficient to evaluate the Owner’s investment in, or receipt of, the Merger Consideration.

(l) Unregistered Securities. The Owner understands that:

(i) the Merger Consideration to be received as contemplated hereunder has not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws;

(ii) the Parent’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Owner contained herein;

(iii) the Merger Consideration cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available;

(iv) there may be no public market for the Merger Consideration;

(v) because of the restrictions on transfer or assignment of the Merger Consideration to be issued hereunder, the economic risk of the Merger Consideration issued hereby may need to be borne for an indefinite period of time; and

(vi) certificates (if any) representing the Merger Consideration will bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.02. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Merging Entity, as of the date of this Agreement and the Closing Date, as follows:

(a) Existence and Power. The Parent has been duly formed and validly exists as a corporation under the laws of the State of Maryland. The Parent has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b) Authorization; No Contravention. The execution and delivery of this Agreement by the Parent and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligations of the Parent, enforceable against the Parent in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which the Parent is a party or such Person is bound or to which any of such Person’s assets are subject, (ii) the Organizational Documents of the Parent, or (iii) any law applicable to the Parent. Other than the filing of the articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof and as may be required for the consummation of the initial public offering of the Common Stock and the actions to be take in connection therewith, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, stockholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for the Parent to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c) No Consents. Except for the filing of the articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof and as may be required for the consummation of the initial public offering of the Common Stock and the actions to be taken in connection therewith, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Parent in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Merger Consideration. The Merger Consideration to be issued hereunder has been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and nonassessable.

Section 4.03. Representations and Warranties of Merger Sub I. Merger Sub I hereby represents and warrants to the Merging Entity, as of the date of this Agreement and the Closing Date, as follows:

(a) Existence and Power. Merger Sub I has been duly formed and validly exists as a limited liability company under the laws of the State of Delaware. Merger Sub I has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b) Authorization; No Contravention. The execution and delivery of this Agreement by Merger Sub I and the performance of its obligations hereunder have been duly authorized by all requisite limited liability company action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligations of Merger Sub I, enforceable against Merger Sub I in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which Merger Sub I is a party or such Person is bound or to which any of such Person’s assets are subject, (ii) the Organizational Documents of Merger Sub I, or (iii) any law applicable to Merger Sub I. Other than the filing of the articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, stockholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for Merger Sub I to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c) No Consents. Except for the filing of the articles of merger and the certificates of merger with respect to the Mergers in accordance with Section 2.02 hereof, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Merger Sub I in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.01. Default by the Merging Entity, the Owner or the Splitter Partnership. If the Closing is not consummated because of a default by the Merging Entity, the Owner or the Splitter Partnership under this Agreement, then the Parent and the Merger Subs may either (i) seek specific performance of this Agreement by requiring the Merging Entity to assign the LLC Equity Interests to Upstream Merger Sub and in connection therewith the Owner shall reimburse the Parent and the Merger Subs for the actual out-of-pocket expenses incurred by the Parent or the Merger Subs in connection with seeking such specific performance, or (ii) terminate this Agreement in full and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Returns. The Owner shall prepare in accordance with applicable law and timely file any Tax Returns of the Merging Entity with respect to Pre-Closing Tax Periods. The Owner will provide a copy of any such Tax Return to the Parent for its review and comment at least 15 days prior to filing such Tax Return. In the case of any Tax Return for a Pre-Closing Tax Period, the Owners shall pay to the relevant Tax Authority the amount of Tax shown as due on such Tax Return no later than 5 days prior to the time such Tax Return is due.

Section 6.02. Tax Sharing. Any and all Tax sharing agreements or arrangements to which the Merger Entity is a party shall be terminated as of the Closing Date. After the Closing Date, the Merging Entity shall not have any further rights or liabilities thereunder.

Section 6.03. Cooperation on Tax Matters. The Parent and the Owner shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Owner agree that for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the period of limitations for the assessment of Taxes applicable to the relevant taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods (or, if longer, as required by any record retention agreements entered into with any Tax Authority), or (ii) eight years following the due date (without extension) for such Tax Returns, not to destroy or otherwise dispose of (and to cause their respective Affiliates not to destroy or otherwise dispose of) any books or records with respect to Tax matters pertinent to the Merging Entity, unless they shall first offer in writing to surrender such books and records to such other party and such other party does not agree in writing to take possession thereof during the 45 day period after such offer is made.

Section 6.04. Special Tax Indemnity.

(a) Subject to Section 6.05, from and after the Closing Date, ES Partnership shall indemnify the Indemnified Parties and hold them harmless from and against all liability for any Taxes imposed on or payable by or with respect to the Merging Entity for any Pre-Closing Tax Periods in connection with or as a result of the Energysource Distribution, and any Losses, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred or arising in connection with or in respect of the assessment, assertion, contest or imposition of a Tax described in this Section 6.04(a) (collectively, a “Special Tax Loss”). ES Partnership’s indemnification obligation pursuant to this Section 6.04 shall be secured by a pledge of its equity interests in Energysource in accordance with the terms and conditions of a pledge agreement to be entered into between the Parent and ES Partnership. Such pledge agreement shall include mutually acceptable provisions providing for the termination of both the pledge and ES Partnership’s indemnification obligations under this Agreement upon the Owner or one of its Affiliates agreeing to indemnify the Indemnified Parties in a manner consistent with this section including providing alternative collateral or other reasonably satisfactory arrangements securing such indemnification obligation.

(b) Not later than 30 days after receipt by the Owner of written notice from the Parent stating that any Special Tax Loss has been incurred by any of the Persons specified in Section 6.04(a) and the amount thereof, ES Partnership shall discharge its indemnification obligation with respect to such Special Tax Loss by paying to the Parent an amount equal to the amount of such Special Tax Loss. The payment by the Parent or any of the other Persons specified in Section 6.04(a) of any Special Tax Loss shall not relieve ES Partnership of its obligation under this Section 6.04.

(c) The Parent agrees to give prompt notice to the Owner, with respect to the Merging Entity, of any Special Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Section 6.04 or Section 7.01 (solely with respect to a breach of a representation or warranty in Section 4.01(h)) (a “Tax Proceeding”) and will give the Owner such information with respect thereto as the Owner may reasonably request. The Owner may assume the defense of any such suit, action or proceeding (including any Tax audit) that relates to a Pre-Closing Tax Period; provided that (x) the Owner shall thereafter consult with the Parent upon the Parent’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) the Owner shall not, without the Parent’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of any Indemnified Party (including, effective upon the Closing, the Merging Entity). If the Owner assumes such defense, (i) the Parent shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Owner and (ii) the Owner shall not assert that the Special Tax Loss, or any portion thereof, with respect to which the Parent seeks indemnification is not within the ambit of this Section 6.04. For avoidance of doubt, unless and until the Owner notifies the Parent in writing of the Owner’s decision to exercise the control and participation rights described in this Section 6.04(d), the Parent shall be entitled to take such actions as it decides are reasonable with respect to such suit, action or proceeding, including paying, compromising or contesting the Tax at issue. Whether or not the Owner chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(d) Notwithstanding anything to the contrary in this Agreement, Section 6.04 and not Sections 7.01 and 7.02 shall govern indemnification of the Indemnified Parties in respect of Special Tax Losses and the conduct of Tax Proceedings resulting therefrom.

Section 6.05. Survival. This Article VI shall survive until three calendar years after the Owner’s filing of the Merging Entity’s U.S. federal income tax return for the taxable year that includes the Energysource Distribution.

ARTICLE VII

INDEMNIFICATION

Section 7.01. Indemnification. Subject to the limitations provided below, from and after the Closing Date, the Owner agrees to indemnify, defend and hold harmless each of the Indemnified Parties from and against all Losses that are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of (i) the breach of any of the representations or warranties of the Owner or the Merging Entity under this Agreement or (ii) any breach by the Owner of its obligations under this Agreement; provided, however, that the maximum aggregate liability of the Indemnifying Party under this Section 7.01, the Parallel Fund II Merger Agreement and the Contribution Agreement shall not exceed $1,000,000. The Owner’s indemnification obligation pursuant to this Section 7.01 shall be secured by a pledge of the Merger Consideration in accordance with the terms and conditions of a pledge agreement to be entered into between the Parent and the Owner.

Section 7.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VII, it shall promptly notify the Owner in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent the Owner is materially prejudiced thereby.

(b) If such claim involves a claim by a third-party against the Indemnified Party, the Owner shall, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Owner, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Owner), provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party determines in good faith that representation by the Owner’s counsel of (i) the Indemnifying Party and (ii) the Indemnified Party may present such counsel with a conflict of interest, then the Owner shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Owner, at any time prior to the delivery of the notice referred to in the first sentence of this Section 7.02(b) by the Owner, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article VII with respect to such claim and (iii) the Owner may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment. So long as the Owner is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Owner’s consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if the compromise or settlement of a third-party claim could reasonably be expected to adversely affect the status of the Parent as a real estate investment trust within the meaning of Section 856 of the Code, then the Parent shall make such decision to compromise or settle the third-party claim without the need to obtain the other party’s consent. If the Owner is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if the Owner does not notify the Indemnified Party of its assumption of the defense of such claim within the ten-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Owner, the settlement or defense thereof, and the Owner shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Owner of any obligation it may have hereunder. Any defense costs required to be paid by the Owner shall be paid as incurred, promptly against delivery of invoices therefor. Notwithstanding the foregoing, any indemnification chosen by a third-party with respect to any breach of a representation or warranty in Section 4.01(h) shall be governed by Section 6.04(c).

Section 7.03. Survival. This Article VII shall survive until six months following the Closing or the termination of the parties’ obligations to consummate the transactions contemplated by this Agreement. Except as provided otherwise in this Agreement, all representations and warranties contained in this Agreement shall survive the Closing for a period of one-year and shall not be deemed to be merged into or waived by the instruments of the Closing.

Section 7.04. Waiver of Claims. Deliverance of the Merger Consideration provided in this Agreement shall serve to waive all claims against the Parent, the Operating Partnership, the Merger Subs and Hannon LLC.

Section 7.05. Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal). If an indemnification payment by law cannot be treated as an adjustment to the Merger Consideration, the Indemnifying Party will pay an amount to the Indemnified Party that reflects the hypothetical Tax consequences of the receipt or accrual of such indemnification payment, using the maximum applicable statutory rate (or, in the case of an item that affects more than one Tax, rates) of Tax and reflecting, for example, the effect of deductions available for Taxes such as state and local income Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Marketing. Neither the Owner nor the Merging Entity shall market the LLC Equity Interests for sale or entertain or discuss any offer to purchase or acquire the LLC Equity Interests with any Person other than the Parent, the Merger Subs and their Affiliates unless this Agreement is terminated in accordance with the terms set forth in Section 2.05.

Section 8.02. Entire Agreement; No Amendment. This Agreement and the Registration Rights Agreement represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement or the Registration Rights Agreement. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement and the Registration Rights Agreement which fully expresses the entire agreement of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought.

Section 8.03. Certain Expenses. Except as otherwise agreed by the parties herein, each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Closing shall take place), including, without limitation, all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees.

Section 8.04. Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the Mergers shall be the responsibility of and be timely paid 50% by the Owner, on one hand, and 50% by the Parent, on the other hand. The Owner and the Parent shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 8.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to the Owner, Merging Entity or the Splitter Partnership, to the address listed on the Owner, Merging Entity and Splitter Partnership’s signature page to this Agreement.

If to the Parent or any Merger Sub, to:

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

Attention: Office of the General Counsel

1906 Towne Centre Blvd

Suite 370

Annapolis, MD 21401

with a copy to:

Jay L. Bernstein

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Section 8.06. No Assignment. Except as provided in this Section below, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.

Section 8.07. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Maryland.

Section 8.08. Multiple Counterparts. This Agreement may be executed in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages.

Section 8.09. Further Assurances. From and after the date of this Agreement and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other parties and are reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby, including, without limitation, all books and records relating to the LLC Equity Interests.

Section 8.10. Miscellaneous. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Exhibits attached hereto are hereby incorporated herein and shall be deemed a part of this Agreement.

Section 8.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 8.12. Attorneys’ Fees. If this Agreement or the transactions contemplated herein give rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorney fees in addition to any other judgment of the court or arbitrator(s).

Section 8.13. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party(ies) against any other party(ies) on any matter arising out of or in any way connected with this Agreement or the relationship of the parties created hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:
Name:
Title:

HA MERGER SUB I LLC

By:	Hannon Armstrong Sustainable Infrastructure Capital, Inc., its sole member

By:
Name:
Title:

HA MERGER SUB III LLC

By:	Hannon Armstrong Sustainable Infrastructure Capital, Inc., its sole member

By:
Name:
Title:

[SIGNATURE PAGE – HA-MP FUND I MERGER AGREEMENT]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MISSIONPOINT HA PARALLEL FUND, LLC

By:	MissionPoint Capital Partners LLC, its Manager

By:
Name: Jesse Fink
Title: Executive Committee Member

By:
Name: Mark Cirilli
Title: Executive Committee Member

Name in which shares of Common Stock are to be registered

State of organization:

EIN number:

Address:

Telephone number:

Email:

[SIGNATURE PAGE – HA-MP FUND I MERGER AGREEMENT]

MISSIONPOINT HA PARALLEL FUND I CORP.

By:
Name: Mark Cirilli
Title: President

MISSIONPOINT ES PARALLEL FUND I, L.P.

By:	MPCP I GP, LLC, its General Partner

By:	MissionPoint Capital Partners LLC, its Manager

By:
Name: Jesse Fink
Title: Executive Committee Member

By:
Name: Mark Cirilli
Title: Executive Committee Member

MISSIONPOINT HA PARALLEL FUND, L.P.

By:	MPCP I GP, LLC, its General Partner

By:	MissionPoint Capital Partners LLC, its Manager

By:
Name: Jesse Fink
Title: Executive Committee Member

By:
Name: Mark Cirilli
Title: Executive Committee Member

[SIGNATURE PAGE – HA-MP FUND I MERGER AGREEMENT]

EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

I am an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act) because I hereby certify that (check all appropriate descriptions that apply):

☐	a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	an insurance company, as defined in Section 2(13) of the Securities Act.

☐	an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐	a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	an entity in which all of the equity owners are accredited investors and meet the criteria listed above.

Exh. A-1

EXHIBIT B

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF HANNON ARMSTRONG CAPITAL LLC

This Amended and Restated Limited Liability Company Agreement (“Agreement”) of Hannon Armstrong Capital LLC (the “LLC”), effective as of [CLOSING DATE] (the “Effective Date”), is entered into by HA Merger Sub III LLC, as the sole member of the LLC (the “Member”).

WHEREAS, the LLC was formed as a limited liability company on August 7, 2000 by filing Articles of Organization with the State Department of Assessments and Taxation of Maryland pursuant to and in accordance with the Maryland Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the Member, being the sole Member of the LLC, has determined that it is in the best interests of the LLC to amend and restate the LLC’s Third Amended and Restated Operating Agreement, dated as of April 26, 2010, as amended, and that the membership in and management of the LLC shall now and hereafter be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1. Name. The name of the LLC is Hannon Armstrong Capital LLC.

2. Purpose. The purpose of the LLC is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Resident Agent.

(a) Principal Office. The location of the principal office of the LLC in the State of Maryland shall be 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401, or such other location as the Member may from time to time designate.

(b) Resident Agent. The name of the resident agent of the LLC in the State of Maryland is CSC-Lawyers Incorporating Service Company, located at 7 St. Paul Street, Suite 1660, Baltimore, MD 21202, or such other resident agent as the Member may from time to time designate.

Exh. B-1

4. Members.

(a) Member. The name and the business, residence or mailing address of the Member are as follows:

Name	Address
Hannon Armstrong Sustainable Infrastructure, L.P.	1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401

(b) Additional Members. One or more additional members may be admitted to the LLC with the consent of the Member. Prior to the admission of any such additional members to the LLC, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the LLC shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. To the extent permitted by the Act, notwithstanding any showing that distributions under a charging order upon any economic interest of the LLC will not pay the amount owed to the creditor within a reasonable time, no economic interest in the LLC shall be subject to foreclosure. The LLC will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Authority and Powers of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the LLC and to make all decisions regarding the business of the LLC. Any action taken by the Member shall constitute the act of and serve to bind the LLC. The Member shall have all rights and powers of a member under the Act, and shall have such authority, rights and powers in the management of the LLC to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Duties and Obligations of Member. To the maximum extent permitted under the Act, the only duties of the Member in its capacity as a member of the LLC, fiduciary or otherwise, are to perform its contractual obligations as expressly set forth in this Agreement in accordance with the duties of care and loyalty as set forth in this Section 5(b). Such duties are owed by the Member to the LLC and its members and shall not be enforceable otherwise than by the LLC or a member of the LLC. To the maximum extent permitted under the Act, the Member shall have no duties in its capacity as a member of the LLC, fiduciary or otherwise, to any individual or entity (each such individual or entity and the heirs, personal representatives, successors and assigns of such individual or entity, a “Person”) other than the LLC and its members (including any creditor of the LLC or any such member, or any assignee of any interest in the LLC). No director, officer, member, manager, affiliate or agent of the Member shall have any duties directly to the LLC or any member of the LLC, or to any other Person (including any creditor of the LLC or any Member, or any assignee of any interest in the LLC).

Exh. B-2

(i) Duty of Care. The Member’s duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or knowing violation of law in the discharge of its contractual obligations as expressly set forth in this Agreement. None of the Member or its agents or affiliates shall be expected to devote his, her or its full time to the performance of such duties.

(ii) Duty of Loyalty. The Member’s duty of loyalty is limited to refraining from appropriating the property or assets of the LLC to the benefit of any other Person and without benefit to the LLC. An action of the Member, in its capacity as such, does not violate the Member’s duty of loyalty solely because the Member’s conduct also furthers the Member’s own interests.

(c) Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the LLC with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the LLC. Persons dealing with the LLC are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him, her or it.

6. Liability of Member; Indemnification.

(a) Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the manager of the LLC, or in any other capacity, shall not be liable for any debts, obligations or liabilities of the LLC or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

(b) Indemnification. To the fullest extent permitted under the Act, the Member, its officers, its directors and any person acting on behalf of the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the LLC for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the LLC; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of LLC assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

7. Term. The term of the LLC shall be perpetual unless the LLC is dissolved and terminated in accordance with Section 11.

8. Capital Contributions. The Member shall not be required to contribute any additional capital to the LLC, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the LLC. No Member shall be paid interest on its capital contributions.

Exh. B-3

9. Tax Status; Income and Deductions.

(a) Tax Status. As long as the LLC has only one member, it is the intention of the LLC and the Member that the LLC be treated as a disregarded entity for federal and all relevant state tax purposes and neither the LLC nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the LLC’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the LLC (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11. Dissolution; Liquidation.

(a) The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the LLC under the Act, unless the LLC’s existence is continued pursuant to the Act.

(b) Upon dissolution of the LLC, the LLC shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the LLC. During the period of the winding up of the affairs of the LLC, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the LLC shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the LLC in an orderly manner), and the assets of the LLC shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the LLC, the Member shall file Articles of Dissolution in accordance with the Act.

12. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

Exh. B-4

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

By:
Name:
Title:

Exh. B-5